M3Sixty Funds Trust 485BPOS

Exhibit 99-j4

CONSENT OF INDEPENDENT VERIFICATION FIRM

As the independent verification firm for Cognios Capital, LLC (“Cognios”), we hereby consent to reference to the firm-wide Global Investment Performance Services (GIPS) verification of Cognios for the period October 1, 2008 to December 31, 2016 issued by ACA Performance Services, LLC doing business as ACA Compliance Group and to related references to our firm, included in or made a part of the registration statement under the Investment Company Act of 1940 for the Cognios Large Cap Value Fund and the Cognios Large Cap Growth Fund mutual funds.

October 26, 2017

ACA Performance Services, LLC

By:
Catherine Saadeh
General Counsel and Secretary